Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

[●], 2017

Ladies and Gentlemen:

We have acted as counsel for B. Riley Financial, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger of FBR & Co., a Virginia corporation (the “Company”) with and into a wholly-owned disregarded subsidiary of Parent, pursuant to the Agreement and Plan of Merger (as amended or supplemented through the date hereof, the “Agreement”), dated as of February 1, 2017, by and between Parent and the Company. The Merger is described in the proxy statement/prospectus, which is included in the registration statement filed on Form S-4 (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Merger. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

For purposes of this opinion, we have reviewed (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents and matters of law and fact as we have considered necessary or appropriate. In rendering this opinion, we have assumed that (i) the transaction will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement); (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct; (iii) any representations made in the Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification; and (iv) Company, Parent and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if Merger is consummated in a manner that is different from the manner described in the Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,